Exhibit 99.1

Genesee & Wyoming Provides Second Quarter 2015 Business Update; Reports Traffic for May 2015

DARIEN, Conn. — (BUSINESS WIRE) — Jun. 11, 2015 — Genesee & Wyoming Inc. (G&W) (NYSE: GWR) today provided a business update for the second quarter of 2015 and reported traffic volumes for May 2015.

Second Quarter 2015 Business Update

G&W’s traffic in the second quarter of 2015 through May has been below the Company’s expectations, with same-railroad traffic declining 13.4% versus prior year, compared with expectations of a decline of 5% versus prior year for the full quarter. Significant negative North American carload variances versus expectations through May 2015 include: (1) lower steam coal traffic, primarily due to competition from natural gas, (2) lower agricultural products and food & kindred products, primarily due to the timing of shipments, (3) lower than expected shipments of energy related traffic such as crude oil and frac sand and (4) lower metals traffic, which has been adversely impact by competition from imported steel.

Based on results through May, G&W expects second quarter 2015 revenues to be approximately $535 million to $545 million, below its guidance of $565 million to $580 million provided on May 1, 2015, and an operating ratio between 81% - 82%, compared with guidance of approximately 80%. As a result, G&W expects consolidated earnings per diluted share in the second quarter of 2015 to be approximately $0.90 to $0.94 compared to guidance provided on May 1, 2015 of $1.05 to $1.10.

G&W expects to provide an update to full year 2015 guidance on its second quarter earnings call, to be held in early August 2015.

May 2015 Traffic

G&W’s traffic in May 2015 was 150,010 carloads, a decrease of 21,381 carloads, or 12.5%, compared with May 2014. G&W’s same-railroad traffic in May 2015 was 142,555 carloads, a decrease of 28,836 carloads, or 16.8%, compared with May 2014. Traffic from G&W’s Freightliner acquisition, which was completed on March 25, 2015, is not included in this press release.

G&W’s traffic in the second quarter of 2015 through May was 311,996 carloads, a decrease of 29,908 carloads, or 8.7%, compared with the second quarter of 2014 through May. G&W’s same-railroad traffic in the second quarter of 2015 through May was 296,084 carloads, a decrease of 45,820 carloads, or 13.4%, compared with the second quarter of 2014 through May.

The table below sets forth consolidated summary carload information for May 2015 and May 2014 by commodity group.

Consolidated G&W	May 2015	May 2014	Change	% Change
Minerals & Stone	22,981	20,698	2,283	11.0%
Agricultural Products	22,735	22,080	655	3.0%
Coal & Coke	19,663	29,965	(10,302)	(34.4%)
Chemicals & Plastics	15,162	14,117	1,045	7.4%
Pulp & Paper	14,936	14,705	231	1.6%
Metals	11,249	17,150	(5,901)	(34.4%)
Lumber & Forest Products	10,895	12,090	(1,195)	(9.9%)

Petroleum Products	7,743	8,503	(760)	(8.9%)
Intermodal	5,380	5,898	(518)	(8.8%)
Food & Kindred Products	4,502	5,336	(834)	(15.6%)
Metallic Ores	3,454	6,643	(3,189)	(48.0%)
Waste	3,183	3,262	(79)	(2.4%)
Autos & Auto Parts	2,653	2,507	146	5.8%
Other	5,474	8,437	(2,963)	(35.1%)

Total carloads	150,010	171,391	(21,381)	(12.5%)

Carloads from New Railroads(1)	7,455
Same-railroad carloads	142,555	171,391	(28,836)	(16.8%)

(1)	Total carloads from rail operations commenced or acquired by G&W in the last 12 months include the Rapid City, Pierre & Eastern Railroad, Inc., the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad. These railroads contributed 2,877 carloads of agricultural products traffic, 2,241 carloads of minerals & stone traffic, 1,029 carloads of chemicals & plastics traffic, 537 carloads of lumber & forest products traffic and 771 carloads from all other commodities.

Same-railroad Highlights:

The following highlights relate to same-railroad traffic, excluding traffic from the Rapid City, Pierre & Eastern Railroad, which commenced operations on June 1, 2014 and the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad, which were acquired on January 5, 2015.

•	North American traffic decreased 25,603 carloads, or 16.9%, primarily due to decreases in coal & coke, metals, agricultural products, lumber & forest products and other commodity group traffic.

•	Australian traffic decreased 3,233 carloads, or 16.2%, primarily due to decreased metallic ores traffic.

•	Coal & coke traffic decreased 10,315 carloads, or 34.4%, primarily due to decreased shipments in G&W’s Midwest, Central and Ohio Valley regions.

•	Metals traffic decreased 6,204 carloads, or 36.2%, primarily due to decreased shipments in G&W’s Southern, Northeast, Ohio Valley and Coastal regions.

•	Metallic ores traffic decreased 3,205 carloads, or 48.2%, primarily due to decreased iron ore shipments in G&W’s Australia Region.

•	G&W’s Other commodity group traffic decreased 2,983 carloads, or 35.4%, primarily due to decreased overhead Class 1 shipments.

•	Agricultural products traffic decreased 2,222 carloads, or 10.1%, primarily due to decreased shipments in G&W’s Midwest and Ohio Valley regions.

•	Lumber & forest products traffic decreased 1,732 carloads, or 14.3%, primarily due to decreased shipments in G&W’s Pacific, Southern and Central regions.

•	All remaining traffic decreased by a net 2,175 carloads.

The table below sets forth consolidated summary carload information for the second quarter of 2015 through May and the second quarter of 2014 through May by commodity group.

Consolidated G&W	QTD May 2015	QTD May 2014	Change	% Change
Minerals & Stone	46,396	40,167	6,229	15.5%
Agricultural Products	46,392	46,602	(210)	(0.5%)
Coal & Coke	44,257	58,998	(14,741)	(25.0%)
Chemicals & Plastics	31,070	28,708	2,362	8.2%

Pulp & Paper	30,153	28,796	1,357	4.7%
Lumber & Forest Products	22,813	23,957	(1,144)	(4.8%)
Metals	22,218	33,126	(10,908)	(32.9%)
Petroleum Products	16,069	17,030	(961)	(5.6%)
Intermodal	10,353	11,138	(785)	(7.0%)
Food & Kindred Products	9,772	10,470	(698)	(6.7%)
Metallic Ores	9,379	12,749	(3,370)	(26.4%)
Waste	6,441	6,568	(127)	(1.9%)
Autos & Auto Parts	5,191	4,851	340	7.0%
Other	11,492	18,744	(7,252)	(38.7%)

Total carloads	311,996	341,904	(29,908)	(8.7%)

Carloads from New Railroads(1)	15,912
Same-railroad carloads	296,084	341,904	(45,820)	(13.4%)

(1)	Total carloads from rail operations commenced or acquired by G&W in the last 12 months include the Rapid City, Pierre & Eastern Railroad, Inc., the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad. These railroads contributed 6,071 carloads of agricultural products traffic, 5,104 carloads of minerals & stone traffic, 2,295 carloads of chemicals & plastics traffic, 1,028 carloads of lumber & forest products traffic and 1,414 carloads from all other commodities.

Same-railroad Highlights:

The following highlights relate to same-railroad traffic, excluding traffic from the Rapid City, Pierre & Eastern Railroad, which commenced operations on June 1, 2014 and the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad, which were acquired on January 5, 2015.

•	North American traffic decreased 42,747 carloads, or 14.1%, primarily due to decreases in coal & coke, metals, agricultural products and other commodity group traffic.

•	Australian traffic decreased 3,073 carloads, or 8.0%, primarily due to decreased metallic ores and agricultural products traffic, partially offset by increased minerals & stone traffic.

•	Coal & coke traffic decreased 14,754 carloads, or 25.0%, primarily due to decreased shipments in G&W’s Midwest, Ohio Valley, Central and Mountain West regions.

•	Metals traffic decreased 11,415 carloads, or 34.5%, primarily due to decreased shipments in G&W’s Southern, Northeast, Ohio Valley and Coastal regions.

•	G&W’s Other commodity group traffic decreased 7,320 carloads, or 39.1%, primarily due to decreased overhead Class 1 shipments.

•	Agricultural products traffic decreased 6,281 carloads, or 13.5%, primarily due to decreased shipments in G&W’s Midwest, Ohio Valley, Central, Australia and Canada regions.

•	Metallic ores traffic decreased 3,398 carloads, or 26.7%, primarily due to decreased iron ore shipments in G&W’s Australia Region.

•	All remaining traffic decreased by a net 2,652 carloads.

Other

Historically, G&W has found that carload information may be indicative of freight revenues on its railroads, but may not be indicative of total revenues, operating expenses, operating income or net income. Car movements related to railcar switching, including activities at port terminals, are excluded from our carload information as the resulting revenues are classified as non-freight.

About G&W

Genesee & Wyoming owns or leases 120 freight railroads worldwide that are organized in 11 operating regions with 7,700 employees and more than 2,500 customers.

•	G&W’s nine North American regions serve 41 U.S. states and four Canadian provinces and include 113 short line and regional freight railroads with more than 13,000 track-miles.

•	G&W’s Australia Region provides rail freight services in New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line.

•	G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

For more information, visit gwrr.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of G&W that are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Words such as “anticipates,” “intends,” “plans,” “believes,” “could,” “should,” “seeks,” “expects,” “will,” “estimates,” “trends,” “update,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast, including, but not limited to, those risks noted in our 2014 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Exhibit

The table below sets forth North American carload information for May 2015 and May 2014 by commodity group.

North American Operations:	May 2015	May 2014	Change	% Change
Coal & Coke	19,663	29,965	(10,302)	(34.4%)
Minerals & Stone	18,084	16,573	1,511	9.1%
Agricultural Products	17,937	17,044	893	5.2%
Chemicals & Plastics	15,162	14,117	1,045	7.4%
Pulp & Paper	14,936	14,705	231	1.6%

Metals	11,249	17,150	(5,901)	(34.4%)
Lumber & Forest Products	10,895	12,090	(1,195)	(9.9%)
Petroleum Products	7,721	8,473	(752)	(8.9%)
Food & Kindred Products	4,502	5,336	(834)	(15.6%)
Waste	3,183	3,262	(79)	(2.4%)
Autos & Auto Parts	2,653	2,507	146	5.8%
Metallic Ores	1,861	1,632	229	14.0%
Intermodal	—	177	(177)	(100.0%)
Other	5,474	8,437	(2,963)	(35.1%)

Total carloads	133,320	151,468	(18,148)	(12.0%)

Carloads from New Railroads(1)	7,455
Same-railroad carloads	125,865	151,468	(25,603)	(16.9%)

(1)	Total carloads from rail operations commenced or acquired by G&W in the last 12 months include the Rapid City, Pierre & Eastern Railroad, Inc., the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad. These railroads contributed 2,877 carloads of agricultural products traffic, 2,241 carloads of minerals & stone traffic, 1,029 carloads of chemicals & plastics traffic, 537 carloads of lumber & forest products traffic and 771 carloads from all other commodities.

The table below sets forth North American carload information for the second quarter of 2015 through May and the second quarter of 2014 through May by commodity group.

North American Operations:	QTD May 2015	QTD May 2014	Change	% Change
Coal & Coke	44,257	58,998	(14,741)	(25.0%)
Minerals & Stone	36,719	32,516	4,203	12.9%
Agricultural Products	36,206	35,512	694	2.0%
Chemicals & Plastics	31,070	28,708	2,362	8.2%
Pulp & Paper	30,153	28,796	1,357	4.7%
Lumber & Forest Products	22,813	23,957	(1,144)	(4.8%)
Metals	22,218	33,126	(10,908)	(32.9%)
Petroleum Products	16,026	16,975	(949)	(5.6%)
Food & Kindred Products	9,772	10,470	(698)	(6.7%)
Waste	6,441	6,568	(127)	(1.9%)
Autos & Auto Parts	5,191	4,851	340	7.0%
Metallic Ores	4,138	3,545	593	16.7%
Intermodal	6	571	(565)	(98.9%)
Other	11,492	18,744	(7,252)	(38.7%)

Total carloads	276,502	303,337	(26,835)	(8.8%)

Carloads from New Railroads(1)	15,912
Same-railroad carloads	260,590	303,337	(42,747)	(14.1%)

(1)	Total carloads from rail operations commenced or acquired by G&W in the last 12 months include the Rapid City, Pierre & Eastern Railroad, Inc., the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad. These railroads contributed 6,071 carloads of agricultural products traffic, 5,104 carloads of minerals & stone traffic, 2,295 carloads of chemicals & plastics traffic, 1,028 carloads of lumber & forest products traffic and 1,414 carloads from all other commodities.

The table below sets forth Australian carload information for May 2015 and May 2014 by commodity group.

Australian Operations:	May 2015	May 2014	Change	% Change
Intermodal	5,380	5,721	(341)	(6.0%)
Minerals & Stone	4,897	4,125	772	18.7%
Agricultural Products	4,798	5,036	(238)	(4.7%)
Metallic Ores	1,593	5,011	(3,418)	(68.2%)
Petroleum Products	22	30	(8)	(26.7%)

Total carloads	16,690	19,923	(3,233)	(16.2%)

The table below sets forth Australian carload information for the second quarter of 2015 through May and the second quarter of 2014 through May by commodity group.

Australian Operations:	QTD May 2015	QTD May 2014	Change	% Change
Intermodal	10,347	10,567	(220)	(2.1%)
Agricultural Products	10,186	11,090	(904)	(8.2%)
Minerals & Stone	9,677	7,651	2,026	26.5%
Metallic Ores	5,241	9,204	(3,963)	(43.1%)
Petroleum Products	43	55	(12)	(21.8%)

Total carloads	35,494	38,567	(3,073)	(8.0%)

SOURCE: Genesee & Wyoming Inc.

Genesee & Wyoming Inc.

Thomas D. Savage, 1-203-202-8900

Vice President – Corporate Development & Treasurer

Web Site: http://www.gwrr.com